ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

090201

Filed in the office of	Document Number 20130337557-46
Ross Miller Secretary of State State of Nevada	Filing Date and Time 05/16/2013 2:06 PM
	Entity Number E0226522012-2

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

Page 1 of 2

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

REGEN BIOPHARMA INC
File #E0226522012-2

2. The articles have been amended as follows: (provide article numbers, if available)

3. Authorized Shares: The Aggregate number of shares, which the corporation shall have authority to issues, shall consist of 500,000,000 shares of Common Stock having a $0.0001 par value and 5,000,000 shares of Preferred Stock having a $0.0001 Par value.

(see attachment for remaining text)

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: Majority

4. Effective date and time of filing: (optional) Date: 5/15/2013 Time: 4:30PM

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Full Text of Regen BioPharma Inc
Certificate of Amendment

3. Authorized Shares: The Aggregate number of shares, which the corporation shall have the authority to issue, shall consist of 500,000,000 shares of Common Stock having a $0.0001 par value and 5,000,000 shares of Preferred Stock having a $0.0001 par value.

The Common and/or Preferred Stock of the Company may be issued from time to time without prior approval of the stockholders. The Common and/or Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors- The Board of Directors may issue such share of Common and/or preferred Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions.